EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pioneer Energy Services Corp.:
We consent to the incorporation by reference in the registration statements (No. 333-204186) on Form S-3 and (Nos. 333-211550, 333-48286, 333-110569, 333-153180, 333-160415, 333-177077, 333-188722, and 333-195966) on Form S-8 of Pioneer Energy Services Corp. of our reports dated February 16, 2018, with respect to the consolidated balance sheets of Pioneer Energy Services Corp. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Pioneer Energy Services Corp.

/s/ KPMG LLP
San Antonio, Texas
February 16, 2018